Exhibit 23

Consent of Independent Registered Public Accounting Firm

Audit Committee, Board of Directors and Stockholders
Guaranty Federal Bancshares, Inc.
Springfield, Missouri

We consent to the incorporation by reference in Registration Statement Nos. 333-47241, 333-31196, 333-65544, 333-83822 and 333-117918 on Forms S-8 and Registration Statement No. 333-157634 on Form S-3 of Guaranty Federal Bancshares, Inc. of our report dated March 30, 2009, relating to the consolidated balance sheets of Guaranty Federal Bancshares, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and cash flows for the years ended December 31, 2008, 2007 and 2006, which appears in the Annual Report on Form 10-K of Guaranty Federal Bancshares, Inc. for the period ended December 31, 2008.

/s/BKD, LLP

Springfield, Missouri
March 30, 2009